Exhibit 3.1

SECOND CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SALIX PHARMACEUTICALS, LTD.

June 20, 2014

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Salix Pharmaceuticals, Ltd., a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify and set forth as follows:

1. The name of the corporation is Salix Pharmaceuticals, Ltd. (the “Corporation”).

2. The original Memorandum of Association of the Corporation was filed in the British Virgin Islands on December 24, 1993, under the name Salix Holdings, Ltd. The Certificate of Domestication was filed with the Secretary of State of Delaware effective December 31, 2001, including a provision to change the Corporation’s name to “Salix Pharmaceuticals, Ltd.”

3. The Corporation’s Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on May 3, 2006 and amended by the Certificate of Amendment, filed June 18, 2010.

4. Resolutions were duly adopted by the Board of Directors of the Corporation setting forth a proposed amendment to the Corporation’s Amended and Restated Certificate of Incorporation, as amended (the “Second Certificate of Amendment”), and declaring such Second Certificate of Amendment to be advisable and in the best interests of the Corporation and its stockholders.

5. Pursuant to the recommendation of the Board of Directors of the Corporation, this Second Certificate of Amendment was approved by the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

6. The amendment to the Corporation’s Amended and Restated Certificate of Incorporation to be effected hereby is as follows:

(a) The first paragraph of Article IV shall be deleted in its entirety and replaced with the following:

“The Corporation shall be authorized to issue an aggregate of three hundred and five million (305,000,000) shares of capital stock. The authorized capital stock shall be divided into Common Stock and Preferred Stock. The Common Stock of the Corporation shall consist of three hundred million (300,000,000) shares having $0.001 par value per share. The Preferred Stock of the Corporation shall consist of five million (5,000,000) shares having $0.001 par value per share.”

7. This Second Certificate of Amendment will be effective upon filing.

IN WITNESS WHEREOF, SALIX PHARMACEUTICALS, LTD. has caused this Certificate to be signed by William C. Bertrand, Jr., Senior Vice President and General Counsel, as of the date above first written.

SALIX PHARMACEUTICALS, LTD.

By:	/s/ William C. Bertrand, Jr.
Name:	William C. Bertrand, Jr.
Title:	Senior Vice President and General Counsel

Signature Page to Salix Pharmaceuticals, Ltd. Second Amendment to the Amended and Restated Certificate of Incorporation